EXHIBIT 10.3

Edible Garden AG Incorporated

283 County Road 519

Belvidere, New Jersey 07823

September [__], 2024

[NAME AND CONTACT INFORMATION FOR INVESTOR]

Ladies and Gentlemen:

This letter agreement (“Agreement”) confirms the agreement of Edible Garden AG Incorporated (the “Company”) and the holder (the “Investor”) of the Company’s currently outstanding secured promissory note in the aggregate face amount of $_________ originally issued to Sament Capital Investments, Inc. on March 30, 2020 and transferred to the Investor on November 15, 2023 (the “Note”) to effect a prepayment of the principal and interest on the Note in advance of its scheduled maturity date, subject to the Company’s completion of a public offering of its securities under a registration statement on Form S-1 (File No. 333-281957) (the “Offering”).

The Company understands, and the Investor acknowledges, the Investor’s agreement that, in exchange for the Company’s agreement to prepay the Note and pay a five percent (5%) premium on the principal amount of the Note, the Investor will: (i) participate in the Offering, and (ii) waive any notice required under the original Note for the Company to effect the prepayment. Accordingly, please be advised that, at the closing of the Offering (as finally determined, the “Payoff Date”), the Company intends to cause all principal, interest, and premium owing by the Company to the Investor under the Note to be repaid in full.

The Company has calculated that the total principal balance of the loan made by the Company under the Note, together with all accrued but unpaid interest thereon, if paid on October 2, 2024 by 5:00 p.m. (Eastern Time) (the “Estimated Payoff Time”) would be as follows (the “Estimated Payoff Amount,” and, as finally determined, the “Payoff Amount”):

Holder[1]	Note Principal	Outstanding Interest at Payoff Date	Premium	Estimated Payoff Amount
Dominion Capital LLC	$900,872.92	$2,802.72	$45,043.65	$948,719.29
M2B Funding Corp.	$900,872.92	$2,802.72	$45,043.65	$948,719.29
Riverside Merchant Partners LLC	$900,872.92	$2,802.72	$45,043.65	$948,719.29
James Kirsch	$180,174.58	$560.54	$9,008.73	$189,743.85
Adam L. Kinzer Inc.	$90,087.29	$280.27	$4,504.36	$94,871.92
Theodore Kirsch	$90,087.29	$280.27	$4,504.36	$94,871.92
JH Advisory Inc.	$43,490.41	$135.30	$2,174.52	$45,800.23

Subject to completion of the Offering and the Note Investors in the aggregate investing at least $2.335 million in the Offering, on the closing date of the Offering the Company shall pay, or cause to be paid directly from the placement agent of the Offering, the finally determined Payoff Amount by delivery of a wire transfer in the amount of the Payoff Amount pursuant to the wiring instructions provided by the Investor and previously used by the Company to make monthly interest payments to the Investor.

_____________________

1Note that only the information for the investor signing the agreement would be included in his/its agreement.

The Investor agrees that, upon the delivery by the Company to the Investor of the Payoff Amount, all liabilities and obligations of the Company under the Note, including principal and accrued interest, shall be paid in full, the Note shall be terminated, all commitments of the Company under the Note shall be terminated, and any lien, charge, mortgage, pledge, security interest, deed of trust, claim or other encumbrance granted to the Investor or its predecessor in the personal property or real property of the Company securing amounts evidenced solely by the Note, if any, shall automatically terminate without further act or action of either party hereto.  The Company shall be entitled to rely on this letter agreement.

Please indicate the Investor’s agreement to the terms of this letter agreement by executing this letter agreement where indicated below and by sending a copy of the letter so executed to the Company before the Payoff Date by email delivery to the Company at email address KDafoulas@ediblegarden.com, with a copy to the Company’s outside legal counsel at email address AMcClean@hselaw.com.

By your signature below, the Investor agrees that upon the receipt by the Investor of the Payoff Amount, the Investor and its assigns (collectively, “Releasing Parties”) do hereby unconditionally remise, release, waive and discharge the Company and its present, former and future shareholders, parents, subsidiaries, affiliates, predecessors in interest, officers, directors, agents, and employees, and their respective successors and assigns (collectively, “Released Parties”) of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever relating to the Note, including any right of set-off, whether at law or in equity, which any of the Releasing Parties now has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, against any of the Released Parties, from the beginning of the world to the date hereof.

This letter agreement shall be governed by and shall be construed and enforced in accordance with, the laws of the State of New York.

[signature page follows]

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Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Agreement.

COMPANY:

Edible Garden AG Incorporated

By:
Name:	James E. Kras
Title:	President and Chief Executive Officer

[signature page to letter agreement]

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ACCEPTED AND AGREED:

INVESTOR:

[NAME]

By:
Name:
Title:

[signature page to letter agreement]

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